FORBEARANCE AGREEMENT AND FIRST AMENDMENT

This FORBEARANCE AGREEMENT AND FIRST AMENDMENT (this “Agreement”) is dated as of April 28, 2011, and is entered into between TOPPING LIFT CAPITAL LLC, a Georgia limited liability company (together with its successors and assigns, “Lender”), and VYSTAR CORPORATION, a Georgia corporation (“Borrower”).

RECITALS:

WHEREAS, Borrower and Lender entered into that certain Loan and Security Agreement dated as of March 11, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement);

WHEREAS, certain Events of Default have occurred and are continuing under the Loan Agreement;

WHEREAS, the Existing Defaults (as hereinafter defined) have occurred and are continuing as of the date hereof and, as a result of the foregoing, Lender presently has the right to exercise all such rights and remedies against Borrower or the Collateral as are available to it under the Loan Documents and under applicable law, including the right, exercisable at any time and from time to time, to cease making Advances to Borrower, all without notice to Borrower, except for such notice as may be expressly provided for in the Loan Documents or required by applicable law;

WHEREAS, subject to the terms and conditions set forth herein, Lender is willing to forbear from enforcing its rights that arise because of such Events of Default for a limited period of time, provided that Borrower complies with the terms of this Agreement; and

WHEREAS, Borrower has further requested Section 6.15 (Additional Capital) of the Loan Agreement be amended, and Lender has agreed to the requested amendment on the terms and conditions provided herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.         DEFINITIONS; CONSTRUCTION.

1.1           Definitions.  The following terms used in this Agreement shall have the meanings set forth below:

“Borrower Representatives” means Borrower’s directors, officers, management personnel, employees, accountants, consultants and other agents and representatives.

“Event of Termination” means the occurrence of any of the following:  (a) the occurrence of any Event of Default other than the Existing Defaults; (b) the failure of Borrower to comply with any term, condition or covenant set forth in this Agreement; or (c) any representation made by Borrower under or in connection with this Agreement shall prove to be false or misleading in any material respect as of the date when made.

“Existing Defaults” means, collectively, the Events of Default arising under Section 8.2(a) of the Loan Agreement as a result of Borrower’s failure to comply with Sections 6.2(a), 6.2(b) 7.13(b) and 7.13(d) of the Loan Agreement, in each case, for the period ending March 31, 2011.

“Termination Date” means the earlier to occur of (a) 5:00 p.m. on May 20, 2011, and (b) the date upon which an Event of Termination occurs.

1.2           Construction.  Any pronoun used shall be deemed to cover all genders.  References in this Agreement to “Sections” shall be to Sections of or to this Agreement unless otherwise specifically provided. All references in this Agreement to (a) statutes shall include all amendments of same and implementing regulations and any successor  statutes  and regulations, (b) any instrument or agreement (including any of the Loan Documents) shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms thereof, (c) any Person shall mean and include the successors and permitted assigns of such Person, (d) “including” shall be understood to mean “including, without limitation” or (e) the time of day shall mean the time of day on the day in question in Atlanta, Georgia, unless otherwise expressly provided in this Agreement.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Agreement or any other Loan Document refer to this Agreement as a whole and not to any particular provision of this Agreement.  Whenever in any provision of this Agreement Lender is authorized to take or decline to take any action (including making any determination) in the exercise of its “discretion”, such provision shall be understood to mean that Lender may take or refrain to take such action in its sole and absolute discretion.

SECTION 2.         ACKNOWLEDGMENTS OF BORROWER.

(a)           Acknowledgment of Obligations.  Borrower hereby acknowledges, confirms and agrees that all Obligations, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges now or hereafter payable by Borrower to Lender, are unconditionally owing by Borrower, all without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b)           Acknowledgment of Liens.  Borrower hereby acknowledges, confirms and agrees that Lender has and shall continue to have valid, enforceable and perfected first priority liens upon and security interests in the Collateral heretofore granted by Borrower to Lender pursuant to the Loan Documents.

SECTION 3.         LIMITED FORBEARANCE PERIOD; NO WAIVER.

3.1           Limited Forbearance Period.

(a)           At Borrower’s request and in reliance upon Borrower’s representations, warranties and covenants contained in this Agreement, and subject to the terms and conditions of this Agreement, Lender hereby agrees to forbear until the Termination Date from exercising any of its rights and remedies with respect to the Existing Defaults, whether arising under the Loan Agreement, the other Loan Documents or applicable law; provided, however, that while Lender has elected to not apply the Default Rate to the Obligations at this time, notwithstanding that the Fee Letter provides interest on the principal amount of the Obligations shall accrue at the Default Rate immediately during the existence of an Event of Default, Lender reserves the right to change such election at any time in its discretion and increase the rate of interest applicable to outstanding principal amount of the Obligations to the Default Rate pursuant to the Fee Letter retroactive to the date that the Existing Defaults occurred, April 20, 2011, or such other later date as Lender may determine in its discretion.

(b)           Borrower acknowledges, confirms and agrees that, until the Termination Date, Lender shall not be obligated to make or provide any Advances for the benefit of Borrower, and any Advances that may in fact be made or provided by Lender during the term of this Agreement (i) would be at the discretion of Lender, and (ii) shall in no event limit, waive, impair or otherwise affect the Existing Defaults or any of Lender’s rights and remedies with respect thereto.

(c)           From and after Termination Date, Lender’s agreement hereunder to forbear shall automatically and without further notice or action terminate and be of no further force and effect, and Lender shall have the immediate and unconditional right, in its discretion (subject to applicable provisions of the Loan Documents), to exercise any or all of their respective rights and remedies under the Loan Agreement, the other Loan Documents and applicable law with respect to the Existing Defaults or any other Default which may be continuing on the date hereof or any Default which may occur after the date hereof, including termination of the Line of Credit and enforcement of the Liens of Lender upon the Collateral or any portion thereof.  Lender has not waived any of such rights or remedies, and nothing in this Agreement, nor any delay on Lender’s part after the Termination Date in exercising any such rights or remedies, can be construed as a waiver of any of such rights or remedies.  No termination of the Line of Credit or acceleration of the Advances and other Obligations shall relieve or discharge Borrower of its duties, covenants and obligations under the Loan Agreement and the other Loan Documents to which it is a party until all Obligations have been indefeasibly paid and satisfied in full in immediately available funds.  Nothing contained in this Agreement shall be deemed or constitute Lender’s agreement or commitment to make any Advances to Borrower now or from and after the Termination Date.

3.2           No Waivers; Reservation of Rights.  Lender has not waived or acquiesced, is not by this Agreement waiving or acquiescing, and has no intention of waiving or acquiescing, the Existing Defaults or any other Default which may be continuing on the date hereof or any Defaults which may occur after the date hereof (whether the same or similar to the Existing Defaults or otherwise).  Except as expressly provided herein, the execution and delivery of this Agreement shall not:  (a) constitute an extension, modification, or waiver of any aspect of the Loan Agreement or the other Loan Documents; (b) extend the terms of the Loan Agreement or the due date of any of the Obligations; (c) give rise to any obligation on the part of Lender to extend, modify or waive any term or condition of the Loan Agreement or the other Loan Documents; or (d) give rise to any defenses or counterclaims to the right of Lender to compel payment of the Obligations or to otherwise enforce its rights and remedies described in the Loan Agreement or the other Loan Documents.  From and after the Termination Date, Lender shall be entitled to enforce the Loan Documents according to the original terms of the Loan Documents.

SECTION 4.         REPRESENTATIONS AND WARRANTIES; COVENANTS AND AGREEMENTS.

4.1           Representations and Warranties.  In addition to the continuing representations and warranties heretofore made by Borrower to Lender pursuant to the Loan Documents, Borrower hereby represents and warrants with and to Lender as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery of this Agreement and shall be incorporated into and made a part of the Loan Documents):

(a)           other than the Existing Defaults, no Default exists on the date of this Agreement;

(b)           the execution, delivery and performance by Borrower of this Agreement are within its power, have, as applicable to Borrower, been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any material provision of law applicable to Borrower, the articles of incorporation, bylaws or the other organizational documents of Borrower, as applicable, any order, judgment or decree of any court or governmental authority, or any agreement, instrument or document binding upon Borrower or any of its property;

(c)           Borrower is not in violation in any respect of (i) any term of the articles of incorporation, bylaws or the other organizational documents of Borrower or (ii) any term in any material agreement or other material instrument to which it is a party or by which it or any of its property may be bound;

(d)           this Agreement has been duly executed and delivered by Borrower and is in full force and effect as of the date hereof, and this Agreement and the agreements and obligations of Borrower contained herein constitute its legal, valid and binding obligations, enforceable against Borrower in accordance with its terms; and

(e)           the items described in the definition of Existing Defaults are Events of Default under the Loan Agreement.

4.2           Covenants and Agreements.  In order to induce Lender to forbear from the exercise of certain of its rights and remedies with respect to the Existing Defaults, Borrower hereby covenants and agrees with Lender as follows:

(a)           Borrower shall, upon notice from Lender, make Borrower Representatives available for meetings with Lender.  Borrower shall cooperate fully, and shall cause each Borrower Representative to cooperate fully, in furnishing information and taking such other action as and when requested by Lender regarding Borrower’s assets, affairs, financial condition and operations.  Borrower authorizes Lender to meet or have discussions with any Borrower Representative from time to time to discuss any matters regarding Borrower’s assets, affairs, condition (financial or otherwise) and operations, and shall direct and authorize, and hereby directs and authorizes, all Borrower Representatives to fully disclose to Lender all information requested by Lender regarding Borrower’s assets, affairs, condition (financial or otherwise) and operations.  Borrower acknowledges and agrees that all fees, costs and expenses incurred or charged by Lender in connection with the analysis and review of Borrower’s assets, affairs, condition (financial or otherwise) and operations shall constitute a part of the Obligations that will be secured by the Collateral and shall be payable by Borrower upon demand by Lender.  Borrower waives and releases any Borrower Representative from the operation and provisions of any confidentiality agreement with Borrower so that such Borrower Representative is not prohibited from providing information to Lender.  Borrower shall promptly, when and as requested by Lender, provide Lender with access to Borrower’s original books and records and permit Lender to make copies thereof.

(b)           (i) An Event of Default shall have occurred if Borrower fails to comply with any term, condition or covenant set forth in this Agreement or if any representation made by Borrower under or in connection with this Agreement shall prove to be false or misleading in any material respect as of the date when made and (ii) if an Event of Termination occurs, Lender has the right to exercise any and all of its rights and remedies described in the Loan Agreement and the other Loan Documents, including to cease the funding of any request by Borrowers for Advances.

4.3           Binding Effect of Loan Documents.  Borrower hereby acknowledges, confirms and agrees that: (a) each of the Loan Documents to which Borrower is a party has been duly executed and delivered to Lender by Borrower, and each is in full force and effect as of the date hereof; (b) the agreements and obligations of Borrower contained in such Loan Documents to which it is a party constitute the legal, valid and binding Obligations of Borrower, and Borrower has no valid defense to the enforcement of such Obligations; and (c) Lender is and shall be entitled to all of the rights, remedies and benefits provided for in the Loan Documents and pursuant to applicable law, subject to the terms and conditions of this Agreement.  Borrower expressly reaffirms its obligations under the Loan Documents to which it is a party, free and clear of all defenses, offsets, counterclaims and adjustments of any kind or nature.  Borrower agrees that it shall not dispute the validity or enforceability of the Loan Agreement and other Loan Documents or any of its obligations thereunder, or the validity, perfection, priority, enforceability or extent of Lender’s Lien against any item of Collateral.  Borrower has no knowledge of any challenge to Lender’s claims arising under the Loan Documents, or to the effectiveness of the Loan Documents.

4.4           Statute of Limitations; Laches.  The parties hereto agree that the running of all statutes of limitation or doctrine of laches applicable to all claims or causes of action that Lender may be entitled to take or bring in order to enforce its rights and remedies against Borrower as a result of the occurrence and continuation of the Existing Defaults is, to the fullest extent permitted by law, tolled and suspended during the term of this Agreement.

4.5           Release of Lender; Covenant Not to Sue.

(a)           This Agreement is intended to be a further accommodation by Lender to Borrower.  In consideration of all such accommodations, and acknowledging that Lender will be specifically relying on the following provisions as a material inducement in entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, on behalf of itself and its shareholders and subsidiaries, successors and assigns, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Lender and its agents, servants, employees, directors, officers, attorneys, accountants, consultants, affiliates, representatives, receivers, trustees, subsidiaries, predecessors, successors and assigns (collectively, the “Released Parties”) from any and all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”), whether arising in contract or in tort, and whether at law or in equity, whether known or unknown, matured or contingent, liquidated or unliquidated, in any way arising from, in connection with, or in any way concerning or relating to the Loan Agreement, the other Loan Documents, or any dealings with any of the Released Parties in connection with the transactions contemplated by such documents or this Agreement from the beginning of the world to the time immediately prior to the effectiveness of this Agreement. This release shall be and remain in full force and effect notwithstanding the discovery by Borrower after the date hereof (i) of any new or additional Claim against any Released Party, (ii) of any new or additional facts in any way relating to the subject matter of this release, (iii) that any fact relied upon by it was incorrect or (iv) that any representation made by any Released Party was untrue or that any Released Party concealed any fact, circumstance or claim relevant to Borrower’s execution of this release; provided, however, this release shall not extend to any Claims arising after the execution of this Agreement in connection with the Loan Agreement and the other Loan Documents. Borrower acknowledges and agrees that this release is intended to, and does, fully, finally and forever release all matters described in this Section 4.5(a), notwithstanding the existence or discovery of any such new or additional claims or facts, incorrect facts, misunderstanding of law, misrepresentation or concealment.

(b)           Borrower hereby expressly waives and relinquishes any and all rights under applicable law, including any federal or state statute, regulation, rule or judicially-created laws or rules, which provide that a general release does not extend to claims which the respective parties do not know or suspect to exist in their favor at the time of executing this Agreement, which if known by any of such parties must have materially affected such parties’ agreement to the releases herein provided.

(c)           Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provision of such release.

(d)           Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the release set forth above.

(e)           Borrower, on behalf of itself and its shareholders, subsidiaries, successors and assigns and its legal representatives, hereby absolutely, unconditionally and irrevocably covenants and agrees with each Released Party that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any Claim released, remised and discharged by Borrower pursuant to Section 4.5(a).  If Borrower violates the foregoing covenant, Borrower agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by any Released Party as a result of such violation.

(f)           Borrower agrees that the waiver and release set forth in this Section 4.5 is an essential and material term of this Agreement and that the agreements in this Section 4.5 are intended to be in full satisfaction of any alleged injuries or damages to or of Borrower in connection with the Claims.  Borrower represents and warrants that it has not purported to convey, transfer or assign any right, title or interest in any Claim to any other person or entity and that the foregoing constitutes a full and complete release of the Claim.

SECTION 5.         AMENDMENT TO LOAN AGREEMENT.

5.1           Section 6.15 of the Loan Agreement, Additional Capital, is hereby modified and amended by amending and restating such Section in its entirety as follows:

“6.15           Additional Capital.  After the Closing Date, Borrower shall (a) receive Net Cash Proceeds of the incurrence of Permitted Debt or the issuance of common stock in the aggregate amount of at least $800,000 no later than May 30, 2011, and (b) deliver evidence reasonably satisfactory to Lender of such receipt on the date thereof.”

SECTION 6.         MISCELLANEOUS.

6.1           Conditions Precedent.  This Agreement shall become effective and be deemed effective as of the date hereof, upon the occurrence of each of the following, to the satisfaction of Lender:

(a)           Lender shall have received counterparts of this Agreement, duly executed and delivered by Borrower and Lender, by 5:00 p.m. on April 28, 2011; and

(b)           Borrowers shall pay to Lender, in full and in immediately available funds, an amendment fee of $2,500 and all other fees, costs and expenses due and payable to Lender in connection with the execution and delivery of this Agreement, including the fees, costs and expenses of counsel to Lender in the amount of $10,557.

6.2           Expenses.  Borrower shall reimburse Lender, upon demand, for all fees, costs and expenses (including attorneys’ fees and expenses) incurred by Lender, or otherwise due and payable, in connection with this Agreement and the transactions contemplated hereby, including such fees, costs and expenses incurred in connection with the negotiation, drafting, implementation, administration and enforcement of this Agreement and the other Loan Documents, and the costs and expenses paid or incurred by Lender (including airfare, hotel, and other travel expenses) to obtain any information in connection with, or examine, any of the Collateral or Borrower’s assets, affairs, financial condition and operations.

6.3           Reference to and Effect on the Loan Documents.  Upon the effectiveness of this Agreement, on and after the date hereof, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement”, “thereunder,” “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended by Section 5.  Except as modified pursuant to Section 5, no other changes or modifications to the Loan Agreement and the other Loan Documents are intended or implied and in all other respects the Loan Agreement and the other Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.  To the extent of any conflict between the terms of this Agreement and the Loan Agreement or any of the other Loan Documents, the terms of this Agreement shall control.

6.4           Amendments.  No amendment or modification of any provision of this Agreement shall be effective without the written agreement of Lender, and no termination or waiver of any provision of this Agreement, or consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

6.5           Default Waiver.  Lender’s failure, at any time or times hereafter, to require strict performance by Borrower with any provision or term of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith.  Any suspension or waiver by Lender of the Existing Defaults or any other Default shall not, except as may be expressly set forth herein, suspend, waive or affect the Existing Defaults or any other Default, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character.  None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement, the Loan Agreement or any of the other Loan Documents, and no Existing Default or other Default, shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing and signed by Lender.

6.6           Sole Benefit of Parties.  This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or interest under or because of the existence of this Agreement; provided, however, that each Released Party is an express third party beneficiary hereof.

6.7           Time of the Essence.  Time is of the essence with respect to this Agreement.

6.8           Section Titles. The section titles contained in this Agreement are included for the sake of convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement between the parties.

6.9           No Waiver; Remedies.  No course of dealing between Borrower and Lender and no delay or omission by Lender in exercising any right or remedy under this Agreement or the other Loan Documents or with respect to any Obligations shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy.  All rights and remedies of Lender are cumulative.

6.10           Successors and Assigns.  Lender and Borrower, as used herein, shall include the successors or assigns of those parties, except that Borrower shall not have the right to assign its rights hereunder or any interest herein.

6.11           Further Assurances.  From time to time, Borrower shall take such action and execute and deliver to Lender such additional documents, instruments, certificates and agreements as Lender may request to effectuate the purposes of this Agreement and the other Loan Documents.

6.12           Severability.  The provisions of this Agreement are independent of and separable from each other, and no such provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other such provision may be invalid or unenforceable in whole or in part.  If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, such provision shall be ineffective in such jurisdiction only to the extent of such provision or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable nor render prohibited or unenforceable such provision in any other jurisdiction.

6.13           Entire Agreement.  This Agreement and the other Loan Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and supersede all prior negotiations, understandings and agreements between such parties with respect to such transactions.

6.14           Reviewed by Attorneys.  Borrower represents and warrants that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery hereof, (b) has been afforded an opportunity to have this Agreement reviewed by, and to discuss the same with, such attorneys and other persons as Borrower may wish, (c) has exercised independent judgment with respect to this Agreement and the other Loan Documents, (d) has not relied on Lender or on Lender’s counsel for any advice with respect to this Agreement or the other Loan Documents and (e) has entered into this Agreement of its own free will and accord and without threat, duress or other coercion of any kind by any person.  Borrower acknowledges and agrees that this Agreement shall not be construed more favorably in favor of Borrower, on the one hand, or Lender, on the other hand, based upon which party drafted the same, it being acknowledged that Lender and Borrower contributed substantially to the negotiation and preparation of this Agreement.

6.15           APPLICABLE LAW.  THIS AGREEMENT, AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

6.16           WAIVER OF BOND.  BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF LENDER IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF LENDER OR TO ENFORCE BY SPECIFIC PERFORMANCE, ANY TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, OR THIS AGREEMENT.

6.17           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.  In proving this Agreement in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party by facsimile transmission or by other electronic transmission shall be deemed an original signature hereto.

6.18           Loan Document; Jury Trial Waiver; Judicial Reference Provision.  This Agreement shall be deemed a Loan Document for all purposes. The terms and provisions of Sections 11.1 (Governing Law; Consent to Forum) and 11.2 (Waiver of Certain Rights) of the Loan Agreement are incorporated by reference herein as if fully set forth herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above, by their respective duly authorized officers.

LENDER:

TOPPING LIFT CAPITAL LLC

By:	/s/ Thomas L. Minick
Thomas L. Minick, Managing Member

BORROWER:

VYSTAR CORPORATION

By:	/s/ William R Doyle
William R. Doyle, Chairman, President and CEO